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                                                                       EXHIBIT 3


                DEMAND PROMISSORY NOTE OF MAY 13, 2002 AS AMENDED


Loan Amount $1,062,360                                    Amended: June 11, 2004



FOR VALUE RECEIVED, JOHN D. DOHERTY, having an address of 399 Highland Avenue, Somerville, MA 02144 (the "Maker"), hereby promises to pay to JOSEPH R. DOHERTY, of 399 Highland Avenue, Somerville, MA 02144, (the "Payee") the principal sum of ONE MILLION, SIXTY TWO THOUSAND THREE HUNDRED SIXTY DOLLARS ($1,062,360).

Term:  Principal is payable in three years from this date.

Rate: Interest is due and payable in arrears within five business days after the close of each calendar quarter (June 30, September 30, December 31 and March 31) until the full principal balance and all accrued interest has been paid. Quarterly payments shall be calculated as one-fourth the annual compound rate as defined by Table 1 of IRS Revenue Rule 2004-54, times the outstanding principal balance.

        1.   Prepayment.  The Maker shall have the right to prepay this Note at
             ----------
             any time, in full or in part, without premium or penalty. Any partial prepayments shall be credited against the outstanding installments of principal then due under the terms of this Note in the inverse order of their maturity.

             Each payment, whether designated as principal or interest, shall be applied first to accrued interest to the date of receipt of the payment, and the balance, if any, to principal.

        2.   Default and Acceleration.  This Note shall be in default if the
             ------------------------
             Maker (a) fails to make payment of any installment, and thirty (30) days elapse following receipt of written notice of such failure from the Payee; (b) becomes insolvent; (c) commits any act of bankruptcy; (d) makes a general assignment for the benefit of creditors; or (e) if any proceedings is instituted against the Maker for relief under any bankruptcy or insolvency law, and is not dismissed or otherwise disposed of within sixty (60) days.

             In the event that any of the aforementioned events of default by the Maker occurs, all of the then unpaid of the Note with accrued interest at the option of the Payee shall immediately become due and payable 30 days following receipt by the Maker of written notice of the default from the Payee.


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        3.   Collection. Following the occurrence of any default by the Maker
             ----------
             under this Note not cured within applicable grace periods, if, in the Payee's sole discretion, it becomes necessary to initiate court proceedings in connection with the enforcement, payment or collection of this Note, the Maker shall pay and be obligated for the payment of all costs, expenses and reasonable attorney's fees incurred in connection therewith.

        4.   Waiver.  The Maker waives presentment for payment, demand, notice
             ------
             or dishonor and protest by the Payee of this Note. No delay or omission of the holder in exercising any right or remedy shall constitute a waiver of any such right or remedy.

        5.   Place Where Payable.  Payments shall be made by check in readily
             -------------------
             available funds as provided herein to the Payee at the Payee's address stated below or at such other place as the Payee shall designate.

        6.   Change of Address.  The Maker will immediately notify the Payee in
             -----------------
             writing of any change in the Maker's address.

        7.   Assigns.  All of the covenants and agreements in this Note by or on
             -------
             behalf of the Makers shall bind their successors and assigns.

        8.   Amendments.  The Maker may amend this note by signing an Attachment
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             describing changes to the principal sum, the interest rate or other terms.  Amendments take effect when approved by the Payee.

        9.   Applicable Law.  This Note shall be construed according to and
             --------------
             governed by the laws of the State of Massachusetts.

    IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth above by the undersigned.




                                          /s/ John D. Doherty
                                          -------------------------------------
                                                               John D. Doherty
                                                           399 Highland Street
                                               Somerville, Massachusetts 02144


/s/ Joseph R. Doherty
------------------------------------------
Accepted:               Joseph R. Doherty



June 28, 2004
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Date